EXHIBIT 99.1

[AGWAY LOGO]                                          Contact: Stephen H. Hoefer
           NEWS SERVICE                                Agway Inc., P.O. Box 4933
                                                        Syracuse, New York 13221
                                                      Phone: Office 315.449.6474
                                                               FAX: 315.449.6281
                                                       E-Mail: shoefer@agway.com

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FOR IMMEDIATE RELEASE


               AGWAY ANNOUNCES BID FOR FEED AND NUTRITION BUSINESS
                 AGREEMENT SIGNED WITH CARGILL ANIMAL NUTRITION

SYRACUSE, NY, JANUARY 20, 2004 - Agway, Inc. today announced it has reached agreement to sell substantially all of the assets of its Agway Feed and Nutrition business to Cargill Animal Nutrition for total cash consideration of approximately $10 million. The agreement excludes Cooperative Milling, LLC, which is a joint venture between Agway and Southern States Cooperative.

Agway said the agreement is subject to bankruptcy court approval. Agway's next step is to file a motion with the U. S. Bankruptcy Court for the Northern District of New York requesting that the court establish bidding procedures and a date for conducting an auction to determine if there are higher or better offers for Agway Feed and Nutrition. Agway expects to complete the sale in March 2004.

Agway CEO Michael Hopsicker said: "Since announcing last April that we would explore the potential sale of each of our businesses and other strategic alternatives for maximizing value for Agway's creditors, we have carefully evaluated all options for our Feed and Nutrition business to determine the best course of action. We believe that the Cargill agreement is in the best interests of Agway's creditors and the Official Committee of Unsecured Creditors supports our position. In addition, we believe that Cargill's commitment to the animal feed and nutrition business will help serve our long-time, valued customers well and provide additional opportunities for employees."

Agway,   Inc.  is  an  agricultural   cooperative   owned  by  69,000  Northeast
farmer-members. On October 1, 2002, Agway, Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Cooperative Milling, LLC was not included in the Chapter 11
filings.   Agway  is   headquartered   in  Syracuse,   NY  and  its  website  is
WWW.AGWAY.COM.
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Cargill  Animal  Nutrition  is a global  leader in animal  feed and  technology.
Cargill, Incorporated is an international marketer, processor and distributor of agricultural, food, financial and industrial products and services with 98,000 employees in 61 countries. The company provides distinctive customer solutions in supply chain management, food applications, and health and nutrition. Visit Cargill Animal Nutrition at WWW.CARGILLANIMALNUTRITION.COM. Visit Cargill at
                               -------------------------------
WWW.CARGILL.COM.
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